February 2008 Preliminary Terms No. 534 Registration Statement No. 333-131266 Dated February 20, 2008 Filed pursuant to Rule 433
I N T E R E S T  R A T E  S T R U C T U R E D  I N V E S T M E N T S

Senior Fixed Rate Step-Up Callable Notes due March 3, 2023
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any interest payment date, beginning March 3, 2011. The amount of interest payable on the notes will increase in increments of 0.50% every three years.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

PRELIMINARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	February , 2008
Original issue date:	March 3, 2008
Interest accrual date:	March 3, 2008
Maturity date:	March 3, 2023
Interest rate:
5.50%, from and including the original issue date to but excluding March 3, 2011
6.00%, from and including March 3, 2011 to but excluding March 3, 2014
6.50%, from and including March 3, 2014 to but excluding March 3, 2017
7.00%, from and including March 3, 2017 to but excluding March 3, 2020
7.50%, from and including March 3, 2020 to but excluding March 3, 2023

Interest payment period:	Semi-annually
Interest payment dates:
The 3rd of each March and September, beginning September 3, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning March 3, 2011, we have the right to redeem all of these notes on any interest payment date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	March 3, 2011 and on each interest payment date thereafter.
Specified currency:	U.S. dollars
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	The Bank of New York
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP:	61745EVA6
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Company
Per Note:	100%	%	%
Total:	$	$	$

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed Rate Step-Up Callable Notes due March 3, 2023

Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefor in New York, New York on March 3, 2008, which will be the scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

February 2008	Page 2